Exhibit 3.1

ARTICLES OF INCORPORATION OF

JDEV ACQUISITION CORP.

ARTICLE ONE

Name of Corporation

The name of the corporation is JDEV Acquisition Corp. (the “Corporation”}.

ARTICLE TWO

Registered Agent and Registered Office.

The name and address of the Corporation’s registered agent in the State of Nevada are:

Vcorp Services, LLC

701 S. Carson Street, Suite 200

Carson City, Nevada 89701

The registered agent is a commercial registered agent as defined in NRS 77.090.

ARTICLE THREE

Purpose.

The Corporation may engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada, including, without limitation, the transaction of any or all lawful business for which corporations may be incorporated pursuant to Chapter 78 of the Nevada Revised Statutes.

ARTICLE FOUR

Authorized Capital Stock.

A. Total Authorized Shares.

The total number of shares of capital stock that the Corporation is authorized to issue is 200,000,000 shares, consisting of: 200,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”).

B. Common Stock.

Each share of Common Stock shall be entitled to one (I) vote on all matters submitted to a vote of the stockholders. Except as otherwise required by law or by these Articles of Incorporation, the holders of Common Stock shall vote together as a single class.

ARTICLE FIVE

Directors.

A. Number of Directors.

The number of directors constituting the Board of Directors shall be fixed from time to time by the bylaws of the Corporation, but shall not be less than one (1).

B. Election and Removal.

Directors need not be stockholders of the Corporation nor residents of the State of Nevada. The election and removal of directors shall be governed by the bylaws of the Corporation and applicable provisions of the Nevada Revised Statutes.

ARTICLE SIX

Limitation of Liability; Indemnification.

A. Limitation of Liability.

To the fullest extent permitted by the Nevada Revised Statutes as they presently exist or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.

B. Indemnification.

To the fullest extent permitted by the Nevada Revised Statutes as they presently exist or may hereafter be amended, the Corporation shall indemnify and hold harmless any person who is or was a director or officer of the Corporation, and may indemnify any person who is or was an employee or agent of the Corporation, against any and all expenses, liabilities and losses, reasonably incurred or suffered by such person by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation in any such capacity for another corporation, partnership, joint venture, trust or other enterprise.

C. Non-Exclusivity.

The rights to indemnification and advancement of expenses set forth herein shall not be exclusive of any other rights which any person may have or hereafter acquire under any statute, agreement, vote of stockholders or disinterested directors, the bylaws of the Corporation, or otherwise.

ARTICLE SEVEN

Amendment of Articles and Bylaws.

A. Articles of Incorporation.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

B. Bylaws.

The Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, subject to any rights of the stockholders to adopt, amend or repeal the bylaws as set forth therein and under Nevada law.

ARTICLE EIGHTH

Incorporator.

The name and address of the incorporator are:

The Galleria

2 Bridge Avenue

Suite 241

Red Bank, NJ 07701

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this 2 & 11 day of November 2025.

/s/ Vincent LaBarbara
Vincent LaBarbara, Incorporator

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